Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

BY AND AMONG

INFOTECH USA, INC.,
a New Jersey corporation
AS BORROWER

INFOTECH USA, INC.,
a Delaware corporation

AND

INFORMATION TECHNOLOGY SERVICES, INC.,
a New York corporation
AS GUARANTORS

AND

WELLS FARGO BUSINESS CREDIT, INC.,
AS LENDER

June 29, 2004

TABLE OF CONTENTS

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TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolving Note
Exhibit B	Form of IBM L/C
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E	Closing Document Checklist
Exhibit F	Form of Bill and Hold Sale Letter
Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral
Schedule 5.2	Capitalization and Organizational Chart
Schedule 5.5	Subsidiaries
Schedule 5.7	Litigation
Schedule 5.11	Intellectual Property Disclosures
Schedule 5.12	Plans
Schedule 5.17	Defenses, Set-Offs and Counterclaims
Schedule 6.3	Existing Liens
Schedule 6.4	Existing Indebtedness
Schedule 6.5	Existing Guaranties
Schedule 6.8	Existing Compensation Arrangements

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CREDIT AND SECURITY AGREEMENT

Dated as of June 29, 2004

        INFOTECH USA, INC., a New Jersey corporation (the “Borrower”), as borrower, INFOTECH USA, INC., a Delaware corporation (“Parent”), and INFORMATION TECHNOLOGY SERVICES, INC., a New York corporation (“ITSI”), as guarantors, and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), as lender, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

“Accounts” means, with respect to any Obligor, all of such Obligor’s accounts, as such term is defined in the UCC, including each and every right of such Obligor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by such Obligor or by some other person who subsequently transfers such person’s interest to such Obligor, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which such Obligor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“ADS” means Applied Digital Solutions, Inc., a Missouri corporation, and its successors and assigns.

“ADS Loan Documents” means, collectively: (a) that certain Term Note, dated June 27, 2003, in the amount of $1,000,000, executed by ADS and payable to Parent; (b) that certain Commercial Loan Agreement, dated June 27, 2003, between ADS and Parent, as amended by the First Amendment dated on or about the date hereof; (c) that certain Stock Pledge Agreement, dated June 27, 2003, between ADS and Parent; and (d) all other agreements, documents and instruments executed and/or delivered in connection with any of the foregoing, in each case as the same may be amended, modified, supplemented, restated or replaced from time to time.

“ADS Loan” means the term loan in the original principal amount of $1,000,000 made by Parent to ADS pursuant to the ADS Loan Documents.

“Advance” means a Revolving Advance.

“Affiliate” or “Affiliates” means: (a) with respect to the Borrower: each Guarantor; ADS; the respective successors of the foregoing; and any other Person controlled by, controlling or under common control with the Borrower, including each Subsidiary of the Borrower, if any; and (b) with respect to each of Parent and ITSI: the Borrower; each other Guarantor; ADS; and the respective successors of the foregoing; and any other Person controlled by, controlling or under common control with Parent or ITSI, including a Subsidiary of Parent or ITSI, if any. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement, as amended, modified, supplemented or restated from time to time.

“Availability” means, at any time, an amount equal to the Borrowing Base, minus the outstanding principal balance of Revolving Advances.

“Banking Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Base Rate” means the rate of interest publicly announced from time to time by Wells Fargo Bank National Association at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto.

“Book Net Worth” means the owners’ equity of the Obligors and their consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP. If, as a result of a change in GAAP or otherwise, the Obligors shall be required to write-off or reduce all or a portion of their intangible assets consisting of goodwill, an amount equal to the lesser of (a) the aggregate amount of goodwill written-off or reduced and (b) $2,154,000 shall thereafter continue to be included in the Obligors’ assets for purposes of computing Book Net Worth only.

“Borrowing Base” means at any time and subject to change from time to time in the Lender’s sole discretion, the lesser of:

(a)	the Maximum Line; or

(b)	the sum of:

(i)	up to 85% of Eligible Accounts less the Dilution Reserve; plus

(ii)

up to 100% of the amount of available funds on deposit in the Pledged Account; provided, that, at all times the Lender shall have an exclusive and perfected security interest in the Pledged Account and all monies deposited therein; minus

(iii)	the IBM Availability Block; minus

(iv)	any Reserves.

“Capital Expenditures” means for a period, any expenditure of money or incurrence of a liability during such period for the lease, purchase, construction or other acquisition of, or improvement or addition to, any capital or fixed asset.

“Change of Control” means the occurrence of any of the following events:

(a)

(i) Parent shall cease to own, beneficially and of record, 100% of the capital stock of each of the Borrower and ITSI, on a fully-diluted basis; or (ii) ADS shall cease to own, beneficially and of record, at least 25% of the voting power of the capital stock of Parent, on a fully-diluted basis; or

(b)

During any one-year period, individuals who at the beginning of such period constituted the board of Directors of any Obligor (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of such Obligor, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of such Obligor, as the case may be, then in office; or

(c)

Sebastian Perez or Robert Patterson shall cease to actively manage each Obligor’s day-to-day business activities, in his capacity as president or chief financial officer, as the case may be, of each Obligor.

“Collateral” means, collectively: (a) all of each Obligor’s Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit; (b) all monies of any Obligor on deposit in any Collateral Account; and (c) all items of any Obligor in any lockbox; together with: (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions thereto; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any of the foregoing; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of any Obligor that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; and (viii) proceeds of any and all of the foregoing.

“Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Lender and the other party thereto, from a lessor of premises to an Obligor, or any other person to whom any Collateral (including, Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of, or mortgagee with respect to, any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person acknowledges the first priority security interest of the Lender in such Collateral, agrees to waive or subordinate to the Lender’s security interest (which subordination shall include provisions for a prohibition on the exercise by such lessor, consignee or other person of its remedies and a waiver of the right to require marshaling acceptable to the Lender) any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit the Lender access to, and the right to remain on, the premises of such lessor, consignee or other person, for such period of time as Lender reasonably determines is necessary or desirable, so as to exercise the Lender’s rights and remedies and otherwise deal with such Collateral and in the case of any person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for the Lender and to follow all commercially reasonable written instructions of the Lender with respect thereto.

“Collateral Account” means, a cash collateral account under the exclusive dominion and control of the Lender established pursuant to the Lockbox and Collection Account Agreement or any other agreement into which all cash, checks, notes, drafts and other similar items relating to or constituting proceeds of or payments made in respect of any Collateral shall be deposited, including, without limitation, through the related Lockbox.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the discretionary credit facility being made available to the Borrower by the Lender under Article II.

“Debt” means, with respect to a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt to Book Net Worth Ratio” means as of a given date, the ratio of the Obligors’ Debt to the Obligors’ Book Net Worth, determined in each case on a consolidated basis.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day an Event of Default occurs and ending on the date that such Event of Default has been cured or waived.

“Default Rate” means an annual interest rate equal to three percent (3%) over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

“Dilution Reserve” means, as of any date of determination, a reserve in an amount equal to: (a) the aggregate amount of Eligible Accounts, as of such date of determination; multiplied by (b) the historic dilution for all of the Borrower’s Accounts for any period prior to such date of determination as is selected by the Lender in its sole discretion, exercised in a commercially reasonable manner, expressed as a percentage, as determined by the Lender in its sole discretion, exercised in a commercially reasonable manner, pursuant to its periodic examination of the Borrower’s collateral reports and/or books and records, minus five percentage points.

“Director” means, with respect to a Person, a director if such Person is a corporation, a manager, managing member or other governor if such Person is a limited liability company, or a general partner if such Person is a partnership.

“Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i) That portion of Accounts unpaid 91 days or more after the invoice date or 61 days or more after the original due date (without reducing such amount by the amount of any credit balances);

(ii) That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the applicable customer, including, retainage, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v) Accounts owed by any unit of government, whether foreign or domestic (exclusive, however, of Accounts owed by any unit of state or local government whose Accounts are not subject to a statutory counterpart to the federal Assignment of Claims Act); provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence reasonably satisfactory to the Lender that (A) the Lender has a first priority perfected security interest in such Accounts and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws;

(vi) Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(vii) Accounts owed by an account debtor that is insolvent, is the subject of bankruptcy proceedings or has gone out of business or otherwise ceased operations;

(viii) Accounts owed by an Owner, Subsidiary, Affiliate, Officer, Director or employee of any Obligor;

(ix) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender (including, without limitation, any equitable Lien that may arise in connection with a payment or performance bond);

(x) That portion of Accounts that has been restructured, extended, amended or modified;

(xi) That portion of Accounts that constitutes advertising, finance charges or service charges;

(xii) Otherwise Eligible Accounts owed by an account debtor (other than Hackensack University Hospital), to the extent that the balance of such otherwise Eligible Accounts exceeds 15% of the aggregate amount of all Accounts;

(xiii) Otherwise Eligible Accounts owed by Hackensack University Hospital, to the extent that the balance of such otherwise Eligible Accounts (other than Accounts arising out of bill and hold sales) exceeds the lesser of: (a) 30% of the aggregate amount of all Accounts; and (b) $1,500,000;

(xiv) Accounts arising out of sales of samples or bill and hold sales prior to shipment; provided, however, that the Lender may, at any time and from time to time, in its sole discretion, agree that one or more Accounts arising out of bill and hold sales are not ineligible pursuant to this clause (xiv), provided that: (a) the Lender shall have received with respect to each such Account a copy of the applicable purchase order and an agreement in writing from the applicable account debtor, in the form of Exhibit F hereto, confirming the unconditional obligation of such account debtor to take the goods related to such Account and pay the invoice related to such Account (in the case of an Account existing on the Funding Date, such purchase order and agreement shall be delivered to the Lender on or before the 10th day after the Funding Date) and (b) the aggregate amount of Eligible Accounts that arose out of bill and hold sales shall not at any time exceed $1,000,000;

(xv) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 33% or more of the total amount due under Accounts owing from such debtor is ineligible;

(xvi) Accounts arising out of sales to Persons to whom the Borrower owes an obligation to the extent the amount of such obligations has not been deducted in determining the face amount of such Accounts;

(xvii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent of the aggregate amount of deposits received by the Borrower from such account debtor that have not yet been earned by the final delivery of goods;

(xviii) Accounts that are denominated in a currency other than U.S. dollars;

(xix) Accounts not in full conformity with the representations and warranties in Section 5.17; and

(xx) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion, exercised in a commercially reasonable manner.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means, with respect to any Obligor, all of such Obligor’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired and wherever located, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by such Obligor.

        “ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes any Obligor and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Availability” means, as of any date, the amount, as determined by the Lender, equal to the aggregate amount available on such date for borrowing by the Borrower under the Borrowing Base, minus (i) the amount of all outstanding and unpaid Obligations on such date, minus (ii) the aggregate amount of all outstanding and unpaid trade payables and other payment obligations of the Borrower which are more than ninety (90) days past invoice date as of such date, minus (iii) without duplication, the aggregate amount of checks issued by the Borrower to pay trade payables and other payment obligations which are more than ninety (90) days past invoice date as of such date, but not yet sent, minus (iv) without duplication, if the combined balance of all cash accounts of the Borrower are a credit on its books (as opposed to a debit), the amount of such credit on such date.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means an annual interest rate equal to the sum of the Base Rate plus three percent (3%), which interest rate shall change when and as the Base Rate changes; provided, however, that if, for the fiscal year ending in September 2004, the Net Income of the Obligors and their respective consolidated Subsidiaries, on a consolidated basis, determined in accordance with GAAP, shall be equal to or exceed $10,000, as set forth in the annual audited financial statements of the Obligors and their respective consolidated Subsidiaries received by the Lender pursuant to Section 6.1(a), then the Floating Rate shall be reduced by one-half of one percent (½%) within thirty (30) calendar days after the Lender’s receipt of such audited annual financial statements for such fiscal year, provided no Default or Event of Default shall have occurred and be continuing. In no event shall the Floating Rate be reduced to an annual interest rate that is less than the Base Rate plus 2½%.

“Funding Date” has the meaning given in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“GE Debt” means Subordinated Debt of the Borrower owing to GE Commercial Distribution Finance Corporation and incurred after the Funding Date on terms acceptable to the Lender.

“General Intangibles” means, with respect to any Obligor, all of such Obligor’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use such Obligor’s name, and the goodwill of such Obligor’s business.

“Guarantors” means, collectively, Parent, ITSI and each other Person now or hereafter executing a Guaranty.

“Guaranty” means any agreement to perform or pay all or any portion of the Obligations in favor of and in form and substance satisfactory to the Lender together with all amendments, modifications and supplements thereto.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IBM Availability Block” means: (a) so long as the IBM L/C shall not have expired or been terminated and returned to the Lender, $600,000; and (b) at all times after the IBM L/C shall have expired or been terminated and returned to the Lender, zero (-0-).

“IBM Debt” means all of the Debt, obligations and liabilities of the Borrower to IBM Credit LLC pursuant to (a) that certain Agreement for Wholesale Financing between the Borrower and IBM Credit LLC and (b) all other agreements, documents and instruments executed in connection therewith, in each case as the same may be amended, modified, supplemented, restated or replaced from time to time.

“IBM L/C” means an Irrevocable Letter of Credit, substantially in the form of Exhibit B hereto, in the amount of $600,000, issued by an Issuer, for the account of the Borrower and the benefit of IBM Credit LLC, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“IBM L/C Application” means an application and agreement for letters of credit with respect to the IBM L/C in the Issuer’s standard form.

“Infringe” means, when used with respect to Intellectual Property Rights, any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Inventory” means, with respect to any Obligor, all of such Obligor’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means, with respect to any Obligor, all of such Obligor’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired and wherever located, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“IRC” means the Internal Revenue Code of 1986.

“Issuer” means the issuer of the IBM L/C.

“Licensed Intellectual Property” has the meaning given in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Revolving Note, the Security Documents, each Guaranty, the IBM L/C Application, and all other documents, instruments, agreements and certificates at any time executed in connection with any of the foregoing, in each case as amended, modified, supplemented or restated from time to time.

“Lockbox” has the meaning given in the Lockbox and Collection Account Agreement. “Lockbox and Collection Account Agreement” means the Special Lockbox Deposit Agreement, dated or about the date hereof, among the Borrower, the Lender and the Lockbox Bank.

“Lockbox Bank” means Bank of New York.

“Material Adverse Effect” means any of the following:

(i) a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of any Obligor or any Guarantor;

(ii) a material adverse effect on the ability of any Obligor or any Guarantor, to perform its obligations under the Loan Documents;

(iii) a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Obligor or any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv) any claim against any Obligor (other than any claim, action, suit or proceeding set forth on Schedule 5.7 attached hereto) which is not fully covered by insurance and which, if determined adversely to such Obligor, would cause such Obligor to be liable to pay an amount exceeding $100,000, or would be an event described in clause (i), (ii) or (iii) above.

        “Maturity Date” has the meaning given in Section 2.13.

        “Maximum Line” means $4,000,000.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income (Loss)” means, for any period, the after-tax net income (or loss) of the Obligors and their consolidated Subsidiaries from continuing operations for such period, as determined on a consolidated basis in accordance with GAAP.

“Note” means the Revolving Note.

“Obligations” means, collectively, each Revolving Advance, the Revolving Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description arising under or pursuant to any Loan Document which an Obligor may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of an Obligor, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness, obligations and liabilities of an Obligor arising under any Loan Document or guaranty between such Obligor and the Lender or by such Obligor in favor of the Lender, whether now in effect or hereafter entered into.

“Obligor” means each of the Borrower, ITSI and Parent and “Obligors” means, collectively, the Borrower, ITSI and Parent.

“Officer” means, with respect to a Person, an officer if such Person is a corporation, a manager or managing member if such Person is a limited liability company, or a partner if such Person is a partnership.

“Original Maturity Date” means June 29, 2007.

“Owned Intellectual Property” has the meaning given in Section 5.11(a).

“Owner” means, with respect to any Obligor, each Person having legal or beneficial title to an ownership interest in such Obligor or a right to acquire such an interest.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Obligor or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Liens” has the meaning given in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Obligor or any ERISA Affiliate.

“Pledge and Security Agreement” means, with respect to any deposit account, an agreement, in form and substance satisfactory to the Lender, pursuant to which the owner of such account pledges and collaterally assigns to the Lender all of such owner’s right, title and interest in and to such account and the monies on deposit therein, as security for the Obligations.

“Pledged Account” means a deposit account of Parent with Wells Fargo Bank or one of its affiliates, which has been pledged by Parent to the Lender pursuant to a Pledge and Security Agreement and which is subject to a written agreement, in form and substance satisfactory to the Lender, among Parent, the Lender and Wells Fargo Bank or such affiliate, as applicable, which provides, among other things, that the Lender shall have the sole right to withdraw the monies on deposit therein until such time as: (a) the Credit Facility shall have been terminated; (b) all Obligations shall have been paid and satisfied in full; (c) the IBM L/C shall have expired or been returned by IBM Credit LLC to the Issuer for cancellation; and (d) the requirements of Section 3.9 shall have been satisfied.

“Premises” means all premises where any Obligor conducts its business and has any rights of possession, including the premises described in Schedule 5.1 attached hereto.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Reserves” means such amounts as the Lender may establish, maintain and revise from time to time, in its sole discretion, exercised in a commercially reasonable manner, reducing the amount of Revolving Advances which would otherwise be available to the Borrower under the Borrowing Base provided for herein, including, without limitation, reserves for retainages, cash sales, cancellation charges, excise taxes, warranty liability, credit memo lag, accounts payable that remain unpaid 90-days or more past the invoice date thereof, held checks, credit memos and delinquent taxes.

“Revolving Advance” has the meaning given in Section 2.1.

“Revolving Note” means the Borrower’s revolving promissory note, in the principal amount of $4,000,000, payable to the order of the Lender, in substantially the form of Exhibit A hereto, and any note or notes issued in substitution therefor.

“Security Documents” means this Agreement, the Lockbox and Collection Account Agreement, the Stock Pledge Agreement and any other document delivered to the Lender from time to time to secure the Obligations, in each case as amended, modified, supplemented or restated from time to time.

“Security Interest” has the meaning given in Section 3.1.

“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with the IBM L/C, as contemplated by Section 2.5.

“Stock Pledge Agreement” means a Stock Pledge Agreement made by Parent in favor of the Lender, in form and substance satisfactory to the Lender, pursuant to which Parent grants to the Lender a first-priority Lien on all of Parent’s right, title and interest in and to the capital stock of the Borrower and ITSI.

“Subordination Agreement” means an agreement, in form and substance satisfactory to the Lender, pursuant to which any Debt of an Obligor and any Lien on the assets or properties of an Obligor securing such Debt is subordinated to the Obligations as to right and time of payment and to the Lender’s Lien on such assets or properties.

“Subordinated Debt” means any Debt of an Obligor that is subject to a Subordination Agreement.

“Subsidiary” means any Person of which more than 50% of the outstanding shares of capital stock or other equity interests having general voting power under ordinary circumstances to elect a majority of the board of Directors or similar governing body of such Person, irrespective of whether or not at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by an Obligor, by an Obligor and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations.

“UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.15 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

        Section 1.2    Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II
AMOUNT AND TERMS OF THE CREDIT FACILITY

        Section 2.1    Revolving Advances. The Lender may, in its sole discretion, make advances to the Borrower from time to time from the date all of the conditions set forth in Sections 4.1 and 4.2 are first satisfied (the “Funding Date”) to the Termination Date, on the terms and subject to the conditions herein set forth (each, a “Revolving Advance”). The Lender shall not consider any request for a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds Availability. The Borrower’s obligation to repay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral as provided in Article III. Within the limits set forth in this Section 2.1, the Borrower may request Revolving Advances, prepay Revolving Advances pursuant to Section 2.14 and request additional Revolving Advances.

        Section 2.2    Procedures for Requesting Revolving Advances. The Borrower shall comply with the following procedures in requesting Revolving Advances:

        (a)        Time for Requests. The Borrower may request a Revolving Advance not later than 11:00 a.m., New York time, on the Banking Day which is the date such Revolving Advance is to be made. Each such request shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Lender (such confirmation to be in the form of Exhibit D), shall be made by (i) an Officer of the Borrower, (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent. The Borrower shall repay all Revolving Advances even if the Lender does not receive such confirmation and even if the person requesting a Revolving Advance was not in fact authorized to do so. Any request for a Revolving Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request and the time the Revolving Advance is made.

        (b)        Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV and the Lender’s determination to make the Advance, the Lender shall disburse the proceeds of the requested Advance by wire transfer to the Borrower’s demand deposit account maintained with Fleet Bank, N.A. unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

        Section 2.3    Increased Costs; Capital Adequacy; Indemnification.

        (a)        Increased Costs; Capital Adequacy. If the Lender determines at any time that its Return has been reduced as a result of any Rule Change, or if the Lender has been notified by any other Related Lender that such Related Lender’s Return has been reduced as a result of any Rule Change, the Lender may so notify the Borrower and require the Borrower, beginning fifteen (15) days after such notice, to pay it the amount necessary to restore its and/or such other Related Lender’s Return to what it would have been had there been no Rule Change. For purposes of this Section 2.3:

(i) “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(ii) “Reserve Rule” means Regulation D of the Board of Governors of the Federal Reserve System and any other law, rule, regulation, guideline, directive, requirement or request regarding (A) taxes, duties or other charges or exemptions with respect to Revolving Advances, and (B) reserves imposed by the Board of Governors of the Federal Reserve System, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Related Lender, and any other condition affecting any Related Lender’s making, maintaining or funding of Revolving Advances, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender.

(iii) “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including those that impose taxes, duties or other similar charges, or mandate reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

(iv) “Related Lender” includes the Lender, any parent of the Lender, any assignee of any interest of the Lender hereunder and any participant in the Credit Facility.

(v) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by the Lender under this Agreement during such period, by (ii) the average capital and reserves the Lender is required to maintain during such period as a result of its being a party to this

Agreement, as determined by the Lender based upon its total capital and reserve requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules, Reserve Rules and L/C Rules then in effect, costs of issuing, making or maintaining any Advance or letter of credit and amounts received or receivable under this Agreement or the Note with respect to any Advance or letter of credit. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(vi) “Rule Change” means any change in any Capital Adequacy Rule, Reserve Rule or L/C Rule occurring after the date of this Agreement, or any change in the interpretation or administration thereof by any governmental or regulatory authority, but the term does not include any changes that at the Funding Date are scheduled to take place under the existing Capital Adequacy Rules, Reserve Rules or L/C Rules or any increases in the capital that any Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of such Related Lender’s financial condition.

The initial notice sent by the Lender shall be sent as promptly as practicable after the Lender learns that its or any other Related Lender’s Return has been reduced, shall include a demand for payment of the amount necessary to restore the Lender’s or such other Related Lender’s Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its or such other Related Lender’s Return and its or such other Related Lender’s calculation of the amount of such reduction. Thereafter, the Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its and/or any other Related Lender’s Return for that quarter. The Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

        Section 2.4    IBM L/C. On or after the date on which all of the conditions set forth in Sections 4.1 and 4.2 are first satisfied, the Lender may, in its sole discretion, cause an Issuer to issue the IBM L/C.

        The IBM L/C, if issued, shall be issued pursuant to the IBM L/C Application entered into between the Borrower and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer. The terms and conditions set forth in the IBM L/C Application shall supplement the terms and conditions hereof, but if the terms of the IBM L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

        Section 2.5    Special Account. If the Credit Facility is terminated for any reason while the IBM L/C is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the sum of: (a) the undrawn face amount of the IBM L/C; plus (b) the unpaid amount of the Obligation of Reimbursement. The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as: (x) the IBM L/C has not expired or been returned by IBM Credit LLC to the Issuer for cancellation or any Obligations remain outstanding; and (y) the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the IBM L/C has either expired or been returned to the Issuer for cancellation and the Obligations have been paid in full or the Lender is required to release its security interest in the Special Account under applicable law.

        Section 2.6    Payment of Amounts Drawn Under the IBM L/C; Obligation of Reimbursement. The Borrower acknowledges that the Lender, as co-applicant, will be liable to the Issuer for reimbursement of any and all draws under the IBM L/C and for all other amounts required to be paid under the IBM L/C Application. Accordingly, the Borrower shall pay to the Lender any and all amounts required to be paid under the IBM L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

        (a)        The Borrower shall pay to the Lender on the day any draft is honored under the IBM L/C a sum equal to all amounts drawn under such letter of credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw and the IBM L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

        (b)        Whenever a draft is submitted under the IBM L/C, the Borrower authorizes the Lender to make a Revolving Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Revolving Advance thereto. Such Revolving Advance shall be repayable in accordance with the terms of this Agreement and be treated in all other respects as a Revolving Advance hereunder.

        (c)        If a draft is submitted under the IBM L/C when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d) The Borrower’s obligation to pay any Revolving Advance made under this Section 2.6, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.9.

        Section 2.7    Obligations Absolute. The Borrower’s obligations arising under Section 2.6 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.6, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a) any lack of validity or enforceability of the IBM L/C or any other agreement or instrument relating to the IBM L/C (collectively the “Related Documents”);

(b) any amendment or waiver of or any consent to departure from all or any of the Related Documents;

        (c)        the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against the beneficiary or any transferee of the IBM L/C (or any persons or entities for whom the beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

        (d)        any statement or any other document presented under the IBM L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e) payment by or on behalf of the Issuer under the IBM L/C against presentation of a draft or certificate which does not strictly comply with the terms of the IBM L/C; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         Section 2.8    [Intentionally omitted].

         Section 2.9    Interest; Default Interest; Participations; Clearance Days; Usury.

        (a)        Interest Rate. Except as set forth in Subsections (b) and (e), the outstanding principal balance of the Revolving Advances shall bear interest at the Floating Rate.

        (b)        Default Interest Rate. Upon notice to the Borrower from the Lender from time to time, the principal of the Revolving Advances outstanding from time to time shall bear interest at the Default Rate, beginning on the first day of the applicable Default Period and ending on and including the last day of such Default Period. The Lender’s election to charge the Default Rate shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies. The Lender’s election to charge interest at the Default Rate for less than the entire period during which the Default Rate may be charged shall not be a waiver of its right to later charge the Default Rate for the entire such period.

        (c)        Clearance Days. Notwithstanding Section 2.12(b)(ii), interest at the interest rate applicable under this Section 2.9 shall accrue on the amount of all payments (even if in the form of immediately available federal funds) for two (2) days for clearance.

        (d)        Participations. If any Person shall acquire a participation in the Revolving Advances and/or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.9, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.9, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.

        (e)        Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

        Section 2.10   Fees.

        (a)        Origination Fee. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $40,000, which fee shall be due and payable upon the execution of this Agreement.

        (b)        Facility Fee. The Borrower shall pay the Lender a fully earned and non-refundable facility fee of $15,000 on each anniversary of the Funding Date. In the event that the Credit Facility is terminated for any reason prior to the Maturity Date, a pro-rata portion of the facility fee which would have been due on the anniversary of the Funding Date immediately following the Termination Date shall be due and payable on the Termination Date.

        (c)        Unused Line Fee. In the event the sum of the average closing daily unpaid balances of all Revolving Advances plus the amount of the IBM Availability Block is less than the Maximum Line, then the Borrower shall pay the Lender a fee at a rate per annum equal to one-half of one percent (0.5%) on the amount by which the Maximum Line exceeds such sum. Such fee shall be fully earned and payable and charged to the Borrower’s account on the first day of each month with respect to the prior month. In the event that the Credit Facility is terminated on any day other than the first day of a month, the unused line fee for the month in which the Credit Facility is terminated shall be calculated for the portion of that month which elapsed prior to termination and shall be payable on the Termination Date.

        (d)        Minimum Loan Fee. In the event the average closing daily unpaid balances of all Revolving Advances during any calendar month is less than $1,500,000, the Borrower shall pay the Lender a fee at a rate per annum equal to the Floating Rate applicable to Revolving Advances on the amount by which $1,500,000 exceeds such average closing daily unpaid balances. Such fee shall be fully earned and payable and charged to the Borrower’s account on the first day of each month with respect to the prior month.

        (e)        Audit Fees. The Borrower shall pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s, ITSI’s and/or Parent’s operations or business at the standard rates established from time to time by the Lender as its audit fees applicable to all of its borrowers (which fees are currently $850 per eight-hour day per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to pay audit fees hereunder with respect to more than one audit each calendar quarter, so long as no Default or Event of Default shall have occurred and be continuing.

        (f)        Letter of Credit Fee. The Borrower shall pay the Lender a fee (the “Letter of Credit Fee”) with respect to the IBM L/C, accruing on a daily basis and computed at the annual rate of two percent (2%) of the aggregate amount that may be drawn under the IBM L/C assuming compliance with all conditions for drawing thereunder (the “Aggregate Face Amount”). The Letter of Credit Fee shall accrue from and including the date of issuance of the IBM L/C until such date as the IBM L/C shall terminate in full by its terms or be returned to the Lender, and the Letter of Credit Fee shall be due and payable monthly in arrears and on the Termination Date; provided, however, that during each Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the Letter of Credit Fee shall increase to five percent (5%) of the Aggregate Face Amount. The Letter of Credit Fee shall be in addition to any and all fees, commissions and charges of the issuer of the IBM L/C with respect to or in connection with the IBM L/C.

        (g)        Letter of Credit Administrative Fees. The Borrower shall pay the Lender, on written demand, the administrative fees charged by the Issuer in connection with honoring drafts under the IBM L/C, amendments thereto, transfers thereof and all other activity with respect to the IBM L/C at the then current rates charged by the Issuer for such services rendered on behalf of customers of the Issuer generally.

        (h)        Termination Fees. If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before a Maturity Date or (ii) by the Borrower (A) as of a date other than a Maturity Date or (B) as of a Maturity Date, but without the Lender having received written notice of such termination from the Borrower at least 60 days prior to such Maturity Date, then, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line as follows: (A) three percent (3%) if the termination occurs on or before the first anniversary of the Funding Date; (B) one and one-half percent (1.5%) if the termination occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date; and (C) one-half of one percent (0.5%) if the termination occurs after the second anniversary of the Funding Date. No termination fee shall be payable in connection with the termination of the Credit Facility by the Lender pursuant to this Agreement at any time other than during a Default Period.

        (i)        CSI Fees. The Borrower shall pay the Lender all fees charged to the Lender by Collateral Services, Inc. in connection with the analysis of the Borrower’s Accounts. Such fees are currently $150 per month.

        (j)        Bill and Hold Account Fee. For each Account that arose out of a bill and hold sale (whether such Account is in existence on the Funding Date or created thereafter and whether or not such Account is an Eligible Account) the Borrower shall pay the Lender a fee equal to one percent (1%) of the amount of such Account, which fee shall be due and payable on the date such Account is created.

        (k)        Other Fees. The Lender may from time to time, upon five (5) days prior notice to the Borrower during a Default Period, charge reasonable additional fees for Revolving Advances made in excess of Availability, for late delivery of reports, in lieu of imposing interest at the Default Rate, and for other reasons. The Borrower’s request for a Revolving Advance at any time after such notice is given and such five (5) day period has elapsed shall constitute the Borrower’s agreement to pay the fees described in such notice.

        Section 2.11    Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees.

        (a)        Time For Interest Payments. Interest shall be due and payable in arrears on the first day of each month and on the Termination Date.

        (b)        Payment on Non-Banking Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Revolving Advances or the fees hereunder, as the case may be.

        (c)        Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Revolving Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

        Section 2.12    Lockboxes and Collateral Accounts; Application of Payments

        (a)        Collateral Account.

(i) The Borrower shall instruct all of its account debtors to make all payments in respect of the Borrower’s Accounts directly to the Lockbox. If, notwithstanding such instructions, the Borrower receives any payments in respect of its Accounts, the Borrower shall deposit such payments (including, without limitation, customer deposits) into the Borrower’s Collateral Account. The Borrower shall also promptly (and in any event, no later than on the Banking Day immediately following the date of receipt thereof), deposit all other cash proceeds of Collateral received by the Borrower directly to the Borrower’s Collateral Account. Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All deposits in a Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations. All of the invoices, account statements and other written or oral communications of the Borrower directing, instructing, demanding or requesting payment of any Account or any other amount constituting Collateral or proceeds of Collateral shall conspicuously direct that all payments be made to the Lockbox, and shall include the address and other applicable information relating to the Lockbox.

(ii) All items deposited in a Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay (x) the Lender or (y) for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in its Collateral Account, whether or not in fact endorsed by the Borrower.

        (b)        Application of Payments.

(i) In accordance with the Lockbox and Collection Account Agreement, funds in each Collateral Account will be transferred to the Lender’s general account for payment of the Obligations. Amounts deposited in a Collateral Account shall not be subject to withdrawal by any Obligor, except after full payment and discharge of all Obligations. The Lender shall apply funds received in its general account to the Obligations in such order and amounts as the Lender, in its discretion, shall determine.

(ii) All payments to the Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by the Lender. Funds received from the Collateral Account shall be deemed to be immediately available. The Lender may hold all payments not constituting immediately available funds for three (3) additional days before applying them to the Obligations.

        (c)        Excess Funds. If, at any time, the aggregate amount of funds in the Collateral Account shall exceed the Obligations, the Lender shall promptly remit such excess to the Borrower.

        Section 2.13    Discretionary Nature of this Facility; Termination by the Lender; Automatic Renewal. This Agreement contains the terms and conditions upon which the Lender presently expects to make Revolving Advances to the Borrower. Each Revolving Advance shall be made in the Lender’s sole discretion, and the Lender need not show that an adverse change has occurred in any Obligor’s condition, financial or otherwise, or that any of the conditions of Article IV have not been met, in order to refuse to make any requested Revolving Advance or to demand payment of the Obligations. The Lender may at any time terminate the Credit Facility whereupon the Lender shall no longer consider requests for Revolving Advances under this Agreement. Unless terminated by the Lender at any time or by the Borrower pursuant to Section 2.14, the Credit Facility shall remain in effect until the Original Maturity Date and, thereafter, shall automatically renew for successive one year periods (the Original Maturity Date and each anniversary date thereof to which the Credit Facility has been automatically renewed, is herein referred to as a “Maturity Date”).

        Section 2.14    Voluntary Prepayment; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Revolving Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility at any time if it (i) gives the Lender at least 30 days’ prior written notice and (ii) pays the Lender termination fees in accordance with Section 2.10(h). Subject to termination of the Credit Facility, payment and performance of all Obligations, expiration or cancellation of the IBM L/C and return as the IBM L/C to the Lender and compliance with Section 3.9, the Lender shall, at the Obligors’ expense, release or terminate the Security Interest and the Security Documents.

        Section 2.15    Mandatory Prepayments(a) . Without notice or demand, if the outstanding principal balance of the Revolving Advances shall at any time exceed the Borrowing Base, the Borrower shall immediately prepay the Revolving Advances to the extent necessary to eliminate such excess. Except as otherwise expressly provided herein, any payment received by the Lender under this Section 2.15 or under Section 2.14 shall be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

        Section 2.16    Revolving Advances to Pay Obligations. Notwithstanding anything in Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make one or more Revolving Advances for the account of the Borrower in an amount equal to the portion of the Obligations from time to time due and payable. The proceeds of each Revolving Advance made pursuant to this Section shall be used only to pay the Obligations then due and payable.

        Section 2.17    Use of Proceeds. The Borrower shall use the proceeds of Revolving Advances made on the Funding Date: (a) to pay in full all Debt owing by the Borrower to IBM Credit LLC and (b) for ordinary working capital purposes.

        Section 2.18    Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s written demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III
SECURITY INTEREST; OCCUPANCY; SETOFF

        Section 3.1    Grant of Security Interest. Each Obligor hereby pledges, assigns, and grants to the Lender a lien on and security interest in (collectively, for all of the Obligors, referred to as the “Security Interest”) all of such Obligor’s right, title and interest in, to and under the Collateral, as security for the payment and performance of the Obligations. Upon request by the Lender, each Obligor will grant the Lender a security interest in all commercial tort claims it may have against any Person.

        Section 3.2    Notification of Account Debtors and Other Obligors. The Lender may, at any time during a Default Period, notify any account debtor or other person obligated to pay the amount due under an Account that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The applicable Obligor will join in giving such notice if the Lender so requests. At any time after the applicable Obligor or the Lender gives such notice to an account debtor or other obligor, but only for so long as a Default Period exists, the Lender may, but need not, in the Lender’s name or in such Obligor’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as such Obligor’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of such Obligor’s mail to any address designated by the Lender, otherwise intercept such Obligor’s mail, and receive, open and dispose of such Obligor’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Obligor’s account or forwarding such mail to such Obligor’s last known address.

        Section 3.3    Assignment of Insurance. As additional security for the payment and performance of the Obligations, each Obligor hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Obligor with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and each Obligor hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time during a Default Period, the Lender may (but need not), in the Lender’s name or in the applicable Obligor’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

        Section 3.4    Occupancy.

        (a)        Each Obligor hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period.

        (b)        The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

        (c)        The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, or (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

        (d)        The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

        Section 3.5    License. Without limiting the generality of any other Security Document, each Obligor hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of such Obligor for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

        Section 3.6    Financing Statement. Each Obligor authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by any Obligor is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of the Borrower:

InfoTech USA, Inc. 7 Kingsbridge Road Fairfield, New Jersey 07004 Federal Employer Identification No.: 13-3174501

Name and address of each other Obligor:

Information Technology Services, Inc. 7 Kingsbridge Road Fairfield, New Jersey 07004 Federal Employer Identification No.: 11-2547530

InfoTech USA, Inc. 7 Kingsbridge Road Fairfield, New Jersey 07004 Federal Employer Identification No.: 11-2889809

Name and address of Secured Party:

Wells Fargo Business Credit, Inc. 119 West 40th Street New York, New York 10018 Federal Employer Identification No. 41-1237652

        Section 3.7     Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to any Obligor by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to any Obligor, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to such Obligor the amount of such participating interest.

        Section 3.8    Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person selected by the Lender, exercises reasonable care in the selection of such bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights any Obligor may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. Each Obligor waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

        Section 3.9    Termination of Lien. The Liens and rights granted to the Lender hereunder and under any other Loan Documents and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Borrower’s account may from time to time be temporarily in a zero or credit position, until all of the following conditions have been satisfied: (a) the Credit Facility has been terminated; (b) all of the Obligations of each Obligor have been paid and performed in full; (c) the IBM L/C has expired or been returned to the Lender by IBM Credit LLC for cancellation thereof; (d) each Obligor has furnished the Lender with an indemnification satisfactory to the Lender with respect thereto; and (e) each Obligor has executed and delivered to the Lender a release of any and all claims which such Obligor may have or thereafter have under this Agreement or any other Loan Documents. Accordingly, each Obligor waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and the Lender shall not be required to send or authorize the filing of such termination statements to any Obligor, or to file them or authorize them to be filed with any filing office, unless and until the conditions of this Section have been satisfied.

ARTICLE IV
CONDITIONS OF WILLINGNESS TO CONSIDER LENDING

        Section 4.1    Conditions Precedent to Lender’s Willingness to Consider Making the Initial Revolving Advance and Cause the Issuance of the IBM L/C. The Lender’s willingness to consider making the initial Advance hereunder or to cause the IBM L/C to be issued shall be subject to the conditions precedent that: (i) the Lender shall have received all of the following documents, each in form and substance satisfactory to the Lender; and (ii) all of the other conditions set forth below shall have been satisfied:

        (a)        This Agreement, duly executed and delivered by each Obligor.

        (b)        The Revolving Note, duly executed and delivered by the Borrower.

        (c)        True and correct copies of all leases pursuant to which any Obligor is leasing any of the Premises, together with such Collateral Access Agreements with respect thereto as may be required by the Lender.

        (d)        True and correct copies of any and all agreements pursuant to which any Obligor’s property is in the possession of a Person other than such Obligor, together with (i) an acknowledgment and waiver of liens from each consignee, bailee, processor and subcontractor who has possession of any Obligor’s goods from time to time, (ii) UCC financing statements sufficient to protect such Obligor’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to such Obligor’s other than such Obligor, or if there exists any such secured party, evidence that each such secured party has received notice from such Obligor and the Lender sufficient to protect such Obligor’s and the Lender’s interests in such Obligor’s goods from any claim by such secured party.

        (e)        An acknowledgment and waiver of liens from each warehouse in which any Obligor is storing Inventory.

        (f)        A Guaranty, duly executed and delivered by each of Parent and ITSI.

        (g)        The Stock Pledge Agreement, duly executed and delivered by Parent, together with all certificates of the Borrower’s and ITSI’s capital stock and undated stock powers with respect thereto.

        (h)        A collateral assignment in favor of the Lender of all of Parent’s rights, title and interest in, to and under the ADS Loan Documents, consented to by ADS, together with the originals of all of the ADS Loan Documents, including, without limitation, Certificate No. 3471 evidencing 750,000 shares of the common stock of Digital Angel Corporation, which shares are owned by ADS and have been pledged to Parent to secure the ADS Loan.

        (i)        The Lockbox and Collection Account Agreement, duly executed and delivered by the Borrower and the Lockbox Bank.

        (j)        The results of current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against any Obligor, (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against any Obligor except those financing statements and assignments of patents, trademarks or copyrights relating to Permitted Liens or to Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Revolving Advances, they will deliver and/or authorize the filing of UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights reasonably satisfactory to the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Liens of the Lender under the Loan Documents, to the extent such Liens are capable of being perfected by filing.

        (k)        A certificate of each Obligor’s Secretary or Assistant Secretary, certifying as to (i) the resolutions of such Obligor’s Directors authorizing the execution, delivery and performance of the Loan Documents, (ii) the accuracy and completeness of such Obligor’s Constituent Documents attached thereto, and (iii) the name, title and signatures of such Obligor’s officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on its behalf.

        (l)        A current certificate issued by the Secretary of State of each Obligor’s state of incorporation certifying that such Obligor is in compliance with all applicable organizational requirements of such state.

        (m)        Evidence that each Obligor is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

        (n)        A certificate of an officer of each Obligor confirming the representations and warranties set forth in Article V.

        (o)        An opinion of counsel to each Obligor, addressed to the Lender.

        (p)        Certificates of the insurance required hereunder, with all hazard insurance containing the Lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

        (q)        Payment of the fees and commissions due under Section 2.10 through the date of the initial Advance and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.5, including all legal expenses incurred through the date of this Agreement.

        (r)        No material adverse change in the business or condition (financial or otherwise) of any Obligor shall have occurred since the date of the most recent financial statements of the Obligors and their respective consolidated Subsidiaries received prior to the Funding Date by the Lender.

        (s)        After giving effect to the transactions contemplated to occur on the Funding Date (including the funding of all Revolving Advances), the satisfaction of all obligations owing to IBM Credit LLC and the payment of all fees and expenses of the Lender and all other Persons payable on the Funding Date, Excess Availability shall be not less than $350,000.

        (t)        A payoff letter from IBM Credit LLC, together with such other documents, instruments and agreements as may be reasonably required by the Lender (including, without limitation, UCC termination statements) to effectuate the release of the Lien of IBM Credit LLC on any of the Obligors’ assets or properties and to evidence the discharge of all debts, liabilities and obligations of each Obligor to IBM Credit LLC.

        (u)        All other documents listed on the Closing Document Checklist attached hereto as Exhibit E.

        Section 4.2    Conditions Precedent to All Revolving Advances and the IBM L/C. The Lender will not consider any request for an Advance or cause the IBM L/C to be issued unless:

        (a)        the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of the IBM L/C as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

        (b)        no event has occurred and is continuing, or would result from the making of such Advance or issuance of the IBM L/C, which constitutes a Default or an Event of Default.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

        Each Obligor represents and warrants to the Lender as follows:

        Section 5.1    Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Jersey. ITSI is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Obligor is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Each Obligor has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, each Obligor has done business solely under the names set forth in Schedule 5.1 and all of each Obligor’s records relating to its business or the Collateral are kept at the locations set forth in Schedule 5.1. Each Obligor’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. Each Obligor’s federal employer identification number is correctly set forth in Section 3.6.

        Section 5.2    Capitalization. Schedule 5.2 constitutes a correct and complete list of all Owners of each Obligor and each Subsidiary of each Obligor owning five percent (5%) or more of the capital stock of such Obligor or Subsidiary including, with respect to each such Owner, the number of shares of each Obligor and/or such Subsidiaries owned, beneficially and/or of record by such Owner and the percentage interest in each Obligor and/or such Subsidiaries on a fully diluted basis owned by such Owner, and an organizational chart showing the ownership structure of each Obligor and all Subsidiaries of each Obligor.

        Section 5.3    Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by each Obligor of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action on the part of each Obligor and do not and will not: (i) require any consent or approval of any Obligor’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorizations, consents, approvals, registrations, declarations, filings or notices as have been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Obligor or of any Obligor’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Obligor is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by any Obligor.

        Section 5.4    Legal Agreements. This Agreement, and each of the other Loan Documents to which it is a party, constitutes the legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its respective terms.

        Section 5.5    Subsidiaries. Except as set forth in Schedule 5.5 hereto, none of the Obligors or any Subsidiaries of the Obligors have any Subsidiaries.

        Section 5.6    Financial Condition; No Adverse Change. The Obligors have furnished to the Lender the audited financial statements of the Obligors and their respective consolidated Subsidiaries for the fiscal year ended September 30, 2003 and the unaudited financial statements of the Obligors and their respective consolidated Subsidiaries for the fiscal-year-to-date period ended March 31, 2004, and those statements fairly present each Obligor’s financial condition on the dates thereof and the results of their operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the audited financial statements referred to in the preceding sentence, no event has occurred which has had a Material Adverse Effect.

        Section 5.7    Litigation. Except as set forth on Schedule 5.7 hereto, there are no actions, suits or proceedings pending or, to any Obligor’s knowledge, threatened against or affecting any Obligor or any of its Affiliates or the properties of any Obligor or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

        Section 5.8    Regulation U. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

        Section 5.9    Taxes. Each Obligor has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Each Obligor has filed (or has obtained appropriate extensions for the filing of) all federal, state and local tax returns which to the knowledge of the Officers of such Obligor are required to be filed, and each Obligor has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

        Section 5.10    Titles and Liens. Each Obligor has good, legal and marketable title to all Collateral in which it has granted the Security Interest, free and clear of all Liens other than Permitted Liens. No financing statement naming any Obligor as debtor is on file in any office except to perfect only Permitted Liens.

         Section 5.11    Intellectual Property Rights.

        (a)        Owned Intellectual Property. Schedule 5.11 contains a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which any Obligor is the owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the applicable Obligor owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the applicable Obligor owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the applicable Obligor has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

        (b)        [Intentionally omitted].

        (c)        Intellectual Property Rights Licensed from Others. Schedule 5.11 contains a complete list of all agreements under which any Obligor has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the applicable Obligor is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to the Lender, the Obligors’ licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, none of the Obligors is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

        (d)        Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct each Obligor’s business as it is presently conducted or as such Obligor reasonably foresees conducting it.

        (e)        Infringement. Except as disclosed on Schedule 5.11, none of the Obligors has any knowledge of, or received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that any Obligor must license or refrain from using the Intellectual Property Rights of any third party) nor, to any Obligor’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

        Section 5.12    Plans. Except as disclosed on Schedule 5.12, none of the Obligors or any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). None of the Obligors or any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with all of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. None of the Obligors or any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

        Section 5.13    Default. Each Obligor is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which (beyond any applicable grace and cure periods provided therein) would have a Material Adverse Effect.

        Section 5.14    Environmental Matters.

        (a)        To the best of the Obligors’ actual knowledge, without independent investigation or inquiry, and except as set forth in any reports, assessments, audits or other materials that were obtained by or on behalf of, or delivered to, the Lender prior to the Funding Date, there are not present in, on or under any of the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for any Obligor or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under any of the Premises in such a way as to create any such material liability.

        (b)        None of the Obligors has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

        (c)        No Obligor has received any written requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to any of the Premises or any Obligor, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto which in each case has not been cured or otherwise resolved. To the best of the Obligors’ actual knowledge, without independent investigation or inquiry, and except as set forth in any reports, assessments, audits or other materials that were obtained by or on behalf of, or delivered to, the Lender prior to the Funding Date, no such matter is threatened or impending.

        (d)        To the best of the Obligors’ actual knowledge, without independent investigation or inquiry, and except as set forth in any reports, assessments, audits or other materials that were obtained by or on behalf of, or delivered to, the Lender prior to the Funding Date, each Obligor’s businesses are and have in the past always been conducted in accordance in all material respects with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in each Obligor’s possession and are in full force and effect. No permit required under any Environmental Law for the operation of any Obligor’s business is scheduled to expire within 12 months and no Obligor has received written notice from any issuer thereof of any threat that any such permit will be withdrawn, terminated, limited or materially changed.

        (e)        To the best of the Obligors’ actual knowledge, without independent investigation or inquiry, and except as set forth in any reports, assessments, audits or other materials that were obtained by or on behalf of, or delivered to, the Lender prior to the Funding Date, none of the Premises are or ever have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

        (f)        The Obligors have delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents in their possession describing or relating in any way to the Premises or any Obligor’s businesses.

        Section 5.15    Submissions to Lender. All financial and other information provided to the Lender by or on behalf of any Obligor in connection with the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

        Section 5.16    Financing Statements. The Obligors have authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

        Section 5.17    Rights to Payment. Except as set forth on Schedule 5.17 hereto, each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in any Obligor’s records pertaining thereto as being obligated to pay such obligation.

        Section 5.18    Financial Solvency. Both before and after giving effect to all of the transactions contemplated by the Loan Documents, no Obligor:

        (a)        was or will be insolvent, as that term is used and defined in Section 101 (32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

        (b)        has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of such Obligor are unreasonably small;

        (c)        by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

        (d)        by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

        (e)        at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

        Section 5.19    GE Financing Statements. As of the Funding Date, none of the Obligors has authenticated or authorized the filing of any Uniform Commercial Code financing statement covering any of the Collateral other than Uniform Commercial Code financing statements (a) listing IBM Credit LLC as secured party, all of which are being terminated as contemplated hereby, (b) listing Fischer-Anderson, L.C. as secured party and covering certain equipment and (c) listing the Lender as secured party.

        Section 5.20    Dormancy and Dissolution of Finch and Murrray Products, Inc. Finch and Murray Products, Inc., a Subsidiary of the Borrower, (a) is not engaged in any business and has no assets, (b) will not at any time in the future engage in any business or have any assets and (c) is in the process of being dissolved by the Borrower.

ARTICLE VI
COVENANTS

        So long as any Obligations shall remain unpaid, or the Credit Facility shall remain in effect, the Obligors will comply or cause compliance with the following requirements, unless the Lender shall otherwise consent in writing:

        Section 6.1    Reporting Requirements. The Obligors will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

        (a)        Annual Audited Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year (commencing with the fiscal year ending in September 2004) of the Obligors, the Obligors will deliver, or cause to be delivered, to the

Lender, the audited annual financial statements of the Obligors and their respective consolidated Subsidiaries, together with the unqualified opinion of independent certified public accountants selected by the Obligors and reasonably acceptable to the Lender, which annual financial statements shall include a balance sheet as at the end of such fiscal year and the related statements of income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis, all in reasonable detail and stating in comparative form the figures for the prior fiscal year, and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Financial Covenants have been complied with; and (iii) a certificate of each Obligor’s president and chief financial officer, substantially in the form of Exhibit C hereto, stating that such financial statements have been prepared in accordance with GAAP, fairly represent the financial position and the results of operations of each Obligor and its consolidated Subsidiaries, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

        (b)        Quarterly Internal Financial Statements. As soon as available and in any event within 45 days after the end of each fiscal quarter (beginning with the fiscal quarter ending in June 2004 the Obligors will deliver, or cause to be delivered, to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Obligors and their respective consolidated Subsidiaries as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidated basis, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of each Obligor’s president and chief financial officer, substantially in the form of Exhibit C hereto, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments and fairly represent the financial position and the results of its operations of such Obligor and its consolidated Subsidiaries, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Financial Covenants have been complied with.

        (c)        Collateral Reports.

(i) Within 10 days after the end of each month or more frequently if the Lender so requires, the Borrower will deliver to the Lender summary and detailed agings of the Borrower’s accounts receivable and its accounts payable, a certified perpetual inventory report, a calculation of the Borrower’s Accounts and Eligible Accounts (including separate calculations of the Accounts and Eligible Accounts that arose out of bill and hold sales), and information and reports regarding such other business matters as the Lender may reasonably request, in each case as at the end of such month or shorter time period.

(ii) No less than once a week or more frequently if the Lender so requires, the Borrower will deliver to the Lender: (A) copies of all entries to the sales journal and cash receipts journal of the Borrower; (B) a report which sets forth the aggregate amount of outstanding Accounts and Eligible Accounts that arose out of bill and hold sales and the aggregate amount of such Accounts and Eligible Accounts unpaid 91 days or more after the invoice date thereof or 61 days or more after the original due date thereof; (C), a copy of each credit memo of the Borrower in an amount greater than or equal to $6,000 or more and (D) copies of shipping invoices and documents relating to sales in amounts greater than or equal to $6,000 or more.

(iii) Each report required under the foregoing clauses (i) and (ii) shall be certified by the Borrower’s president and chief financial officer.

        (d)        Projections. At least 30 days before the beginning of each fiscal year of the Obligors, the Obligors will deliver, or cause to be delivered, to the Lender the projected balance sheets and income statements of the Obligors and their respective consolidated Subsidiaries prepared on a consolidated and consolidating basis for each month of such year, each in reasonable detail, representing the Obligors’ good faith projections and certified by each Obligor’s president and chief financial officer as being the most accurate projections available and identical to the projections used by the Obligors for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion reasonably require.

        (e)        Litigation. Immediately after the commencement thereof, each Obligor will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting such Obligor (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against such Obligor in excess of $100,000.

        (f)        Defaults. As promptly as practicable (but in any event not later than five business days) after an Officer of any Obligor obtains knowledge of the occurrence of any Default or Event of Default, such Obligor will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of such Obligor of the steps being taken by such Obligor to cure the effect thereof.

        (g)        Plans. As soon as possible, and in any event within 30 days after any Obligor knows that any Reportable Event with respect to any Pension Plan has occurred, such Obligor will deliver to the Lender a statement of such Obligor’s chief financial officer setting forth details as to such Reportable Event and the action which such Obligor proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after any Obligor fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, such Obligor will deliver to the Lender a statement of such Obligor’s chief financial Officer setting forth details as to such failure and the action which such Obligor proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event with 10 days after any Obligor knows that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, such Obligor will deliver to the Lender a statement of such Obligor’s chief financial officer setting forth details as to such liability and the action which such Obligor proposes to take with respect thereto.

        (h)        Disputes. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower’s customers exceeding $20,000 individually or $100,000 in the aggregate during any fiscal year; (ii) each credit memo in an amount greater than or equal to $6,000; and (iii) any goods returned to or recovered by the Borrower.

        (i)        Officers and Directors. Promptly upon knowledge thereof, each Obligor will deliver to the Lender notice of any change in the persons constituting such Obligor’s Officers and Directors.

        (j)        Collateral. Promptly upon knowledge thereof, each Obligor will deliver to the Lender notice of any loss of or damage to any Collateral in excess of $25,000 or of any substantial adverse change in any Collateral or the prospect of payment thereof, in each case involving an amount in excess of $25,000.

        (k)        Commercial Tort Claims. Promptly upon knowledge thereof, each Obligor will deliver to the Lender notice of any commercial tort claim such Obligor brings against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the applicable Obligor’s damages, copies of any complaint or demand letter submitted by such Obligor, and such other information as the Lender may reasonably request.

        (l)        Intellectual Property.

(i) Each Obligor will give the Lender 30 days’ prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.17, each Obligor will give the Lender 30 days’ prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide the Lender with copies of all applicable documents and agreements.

(ii) Promptly upon knowledge thereof, each Obligor will deliver to the Lender notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that such Obligor is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii) Promptly upon receipt, each Obligor will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

        (m)        Reports to Owners. Promptly upon their distribution, each Obligor will deliver to the Lender copies of all financial statements, reports and proxy statements which such Obligor shall have sent to its Owners.

        (n)        SEC Filings. Promptly after the sending or filing thereof, each Obligor will deliver to the Lender copies of all regular and periodic reports which such Obligor shall have filed with or sent to the Securities and Exchange Commission or any national securities exchange.

        (o)        Violations of Law. Promptly upon knowledge thereof, each Obligor will deliver to the Lender notice of such Obligor’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect.

        (p)        Other Reports. From time to time, with reasonable promptness, each Obligor will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

         Section 6.2    Financial Covenants.

        (a)        Maximum Debt to Book Net Worth Ratio. The Obligors will maintain a Debt to Book Net Worth Ratio of not more than 0.80 to 1.00, determined as at the end of each fiscal quarter.

        (b)        Minimum Book Net Worth. The Obligors will maintain a Book Net Worth of not less than $7,300,000, determined as at the end of each fiscal quarter.

        (c)        Minimum Net Income. The Obligors will achieve Net Income on a cumulative quarterly basis of not less than eighty percent (80%) of the projected cumulative Net Income of the Obligors for such period, as set forth in the projections for such period delivered to the Lender. The Obligors’ failure to deliver projections to the Lender pursuant to Section 6.1(d) that are acceptable to the Lender, in its sole discretion, shall constitute an Event of Default. The Lender acknowledges its receipt of the Obligors’ projections for the period beginning on January 1, 2004 and ending on December 31, 2004, and confirms that such projections are acceptable. Nothing herein shall affect the obligation of the Obligors to deliver to the Lender acceptable projections for the Obligors’ fiscal year ending in September 2005, as required by Section 6.1(d).

        (d)        Capital Expenditures. The Obligors will not incur or contract to incur Capital Expenditures of more than $50,000 in the aggregate during any fiscal year, or more than $10,000 in any one transaction.

         Section 6.3    Permitted Liens; Financing Statements.

        (a)        None of the Obligors will create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i) in the case of any Obligor’s real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with such Obligor’s business or operations as presently conducted;

(ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing Debt permitted under Section 6.4;

(iii) the Security Interest and Liens created by the Security Documents;

(iv) purchase money Liens on machinery or equipment of any Obligor relating to the acquisition thereof, provided that: (x) the amount of such Liens shall not exceed the lesser of cost or fair market value of the related machinery or equipment; (y) the amount of such acquisitions shall not exceed $10,000 for any one purchase or $50,000 in the aggregate for all Obligors during any fiscal year; and (z) no Default Period is in existence at the time of, or would exist immediately after, any such acquisition; and

(v) Liens securing the GE Debt; provided, that, all of such Liens are created and perfected after the creation and perfection of the Lender’s Lien hereunder and are subject to a Subordination Agreement.

        (b)        None of the Obligors will amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

        Section 6.4    Indebtedness. None of the Obligors will incur, create, assume or permit to exist any Debt, including, without limitation, any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on a Obligor’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

        (a)        Debt arising hereunder;

        (b)        the IBM Debt; provided, that: (i) the amount of such Debt shall at no time exceed the amount available to be drawn under the IBM L/C; (ii) all proceeds of the IBM Debt shall be used by the Borrower solely to purchase inventory from time to time; and (iii) no Obligor shall, directly or indirectly, (A) amend, modify, alter or change the terms of such Debt or any agreement, document or instrument related thereto as in effect on the Funding Date, except, that, an Obligor may, after prior written notice to the Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Debt (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Debt, or set aside or otherwise deposit or invest any sums for such purpose; and (iv) each Obligor shall furnish to the Lender copies of all notices or demands in connection with such Debt either received by such Obligor or on its behalf, promptly after the receipt thereof, or sent by such Obligor or on its behalf, concurrently with the sending thereof, as the case may be;

        (c)        Debt of each Obligor (other than the IBM Debt) in existence on the date hereof and listed in Schedule 6.4 hereto; provided, that: (i) no Obligor shall, directly or indirectly, (A) amend, modify, alter or change the terms of any such Debt or any agreement, document or instrument related thereto as in effect on the Funding Date, except, that, an Obligor may, after prior written notice to the Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Debt (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Debt, or set aside or otherwise deposit or invest any sums for such purpose; and (ii) each Obligor shall furnish to the Lender copies of all notices or demands in connection with such Debt either received by such Obligor or on its behalf, promptly after the receipt thereof, or sent by such Obligor or on its behalf, concurrently with the sending thereof, as the case may be;

        (d)        Debt relating to Permitted Liens under clause (iv) of Section 6.3;

        (e)        the GE Debt; provided, that: (i) on the date that any portion of the GE Debt is incurred, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (ii) the aggregate amount of the GE Debt shall at no time exceed $250,000 and all of the terms of the GE Debt shall be satisfactory to the Lender; (iii) the Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise relating to the GE Debt; (iv) all proceeds of the GE Debt shall be used by the Borrower solely to purchase inventory from time to time; (v) no Obligor shall, directly or indirectly, (A) amend, modify, alter or change the terms of any such Debt or any agreement, document or instrument related thereto, except, that, an Obligor may, after prior written notice to the Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Debt (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Debt, or set aside or otherwise deposit or invest any sums for such purpose; and (vi) each Obligor shall furnish to the Lender copies of all notices or demands in connection with such Debt either received by such Obligor or on its behalf, promptly after the receipt thereof, or sent by such Obligor or on its behalf, concurrently with the sending thereof, as the case may be;

        (f)        unsecured trade payables incurred in the ordinary course of an Obligor’s business in connection with obtaining goods, materials or services that are not overdue by more than ninety (90) days, unless being contested in good faith; and

        (g)        Debt owing to ADS in respect of unreimbursed business expenses incurred by ADS on behalf of the Obligors in the ordinary course of business, provided, that, the aggregate amount of such Debt shall at no time exceed $50,000.

        Section 6.5    Guaranties. None of the Obligors will assume, guarantee, endorse or otherwise become directly, indirectly or contingently liable in connection with any obligations of any other Person, except:

        (a)        the endorsement of negotiable instruments by any Obligor for deposit or collection or similar transactions in the ordinary course of business;

        (b)        guaranties, endorsements and other direct, indirect or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.5 hereto; and

        (c)        the guaranty by Parent and ITSI of the Obligations.

        Section 6.6    Investments and Subsidiaries. None of the Obligors will purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any Affiliate, any Officer, Director or Owner of any Obligor, or partnership or joint venture, except:

        (a)        investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

        (b)        travel advances or loans to any Obligor’s Officers and employees not exceeding at any one time an aggregate for all Obligors of $10,000;

        (c)        advances in the form of progress payments, prepaid rent not exceeding one (1) month or security deposits;

        (d)        current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto; and

        (e)        the ADS Loan, provided, that: (i) such loan shall at all times be made pursuant to the terms of the ADS Loan Documents in effect on the Funding Date; and (ii) all payments of interest on the ADS Loan and, to the extent required under Section 6.30 hereof, payments of principal of the ADS Loan, shall, in each case, be made directly to the Lender by wire transfer of immediately available funds to an account designated by the Lender, for application by the Lender in accordance with Section 6.30 hereof.

         Section 6.7   Debt and Royalty Payments; Dividends and Distributions.

        (a)        None of the Obligors will make any payments in respect of any Obligor’s Debt (other than the Obligations) or in respect of any Licensed Intellectual Property, except that:

(i) the Obligors may make payments in respect of trade accounts payable and other operating expenses incurred in the ordinary course of their business;

(ii) the Obligors may make payments in respect of any capital leases permitted under this Agreement;

(iii) the Obligors may continue to make payments in respect of Licensed Intellectual Property on the same terms that exist with respect thereto on the Funding Date; and

(iv) the Borrower may make regularly scheduled payments of principal and interest in respect of the IBM Debt and the GE Debt, so long as no Default or Event of Default shall have occurred and be continuing.

        (b)        None of the Obligors will declare, pay or make any dividends (other than dividends payable solely in stock of an Obligor) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution or capital withdrawal in respect thereof, either, directly or indirectly.

        Section 6.8    Salaries. Except in connection with certain compensation arrangements in existence on the Funding Date, as fully described on Schedule 6.8 hereto, no Obligor will pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their respective families, by more than 10% in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment. In no event shall any salaries, bonuses, commissions, consultant fees or other compensation be paid if such payment would cause an Event of Default to occur.

       Section 6.9    [Intentionally omitted].

        Section 6.10    Books and Records; Inspection and Examination. Each Obligor will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to such Obligor’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of such Obligor at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to such Obligor, and to discuss such Obligor’s affairs with any of its Directors, Officers, employees or agents. Each Obligor hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender, at such Obligor’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding such Obligor. Each Obligor will permit the Lender, and its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of such Obligor at any time, upon one (1) Banking Days’ prior notice, during ordinary business hours.

        Section 6.11    Account Verification. The Lender may at any time and from time to time send or require any Obligor to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

       Section 6.12    Compliance with Laws.

        (a)        Each Obligor will (i) comply with the requirements of applicable laws, rules and regulations, the non-compliance with which would have a Material Adverse Effect and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

        (b)        Without limiting the foregoing undertakings, each Obligor specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

        Section 6.13    Payment of Taxes and Other Claims. Each Obligor will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of an Obligor; provided, that no Obligor shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

       Section 6.14    Maintenance of Properties.

       (a)        Each Obligor will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.14 shall prevent any Obligor from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in such Obligor’s judgment, desirable in the conduct of such Obligor’s business and not disadvantageous in any material respect to the Lender. Each Obligor will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

       (b)        Each Obligor will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. Each Obligor will keep all Collateral free and clear of all Liens except Permitted Liens. Each Obligor will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

        Section 6.15    Insurance. Each Obligor will obtain and at all times maintain insurance with responsible and reputable insurers, in such amounts and against such risks as may from time to time be reasonably required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which such Obligor operates. Without limiting the generality of the foregoing, each Obligor will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

        Section 6.16    Preservation of Existence. Each Obligor will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

        Section 6.17    Delivery of Instruments, etc. Upon request by the Lender, each Obligor will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by such Obligor.

        Section 6.18    Sale or Transfer of Assets; Suspension of Business Operations. None of the Obligors will sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. None of the Obligors will transfer any part of its ownership interest in any Intellectual Property Rights or permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that an Obligor may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If any Obligor transfers any Intellectual Property Rights for value, such Obligor will pay over the proceeds to the Lender for application to the Obligations. None of the Obligors will license any other Person to use any of such Obligor’s Intellectual Property Rights, except that each Obligor may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

        Section 6.19    Consolidation and Merger; Asset Acquisitions. None of the Obligors will consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

        Section 6.20    Sale and Leaseback. None of the Obligors will enter into any arrangement, directly or indirectly, with any other Person whereby such Obligor shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which such Obligor intends to use for substantially the same purpose or purposes as the property being sold or transferred.

        Section 6.21    Restrictions on Nature of Business. None of the Obligors will engage in any line of business materially different from that presently engaged in by such Obligor or purchase, lease or otherwise acquire assets not related to its business.

        Section 6.22    Accounting. None of the Obligors will adopt any material change in accounting principles other than as required by GAAP. None of the Obligors will adopt, permit or consent to any change in its fiscal year.

        Section 6.23    Discounts, etc. None of the Obligors will grant any discount, credit or allowance to any customer of such Obligor or accept any return of goods sold, in each case with respect to any Account in an amount greater than or equal to $25,000, if such action would not be consistent with past practices. After notice from the Lender, none of the Obligors will grant any discount, credit or allowance to any customer of such Obligor or accept any return of goods sold. None of the Obligors will at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of such Obligor.

        Section 6.24    Plans. Unless disclosed to the Lender pursuant to Section 5.12, none of the Obligors or any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

        Section 6.25    Place of Business; Name. None of the Obligors will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location unless: (a) the Lender shall have received not less than thirty (30) days’ prior written notice thereof; and (b) the Lender shall have received a Collateral Access Agreement with respect to any new location on or prior to the date any Obligor takes possession thereof. None of the Obligors will permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. None of the Obligors will change its name unless: (a) the Lender shall have received not less than thirty (30) days prior written notice from such Obligor of such proposed change in its name, which notice shall accurately set forth the new name; and (b) the Lender shall have received copies of the related amendment to the articles or certificate of incorporation of such Obligor certified by the Secretary of State of the jurisdiction of organization of such Obligor as soon as it is available. None of the Obligors will change its jurisdiction of organization.

         Section 6.26   Constituent Documents; S Corporation Status. None of the Obligors will amend its Constituent Documents.

        Section 6.27    Performance by the Lender. If any Obligor at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives such Obligor written notice thereof (or in the case of the agreements contained in Sections 6.13 and 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Obligor (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Obligors shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of each Obligor, each Obligor hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as such Obligor’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Obligor any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by such Obligor under this Section 6.27.

        Section 6.28    Financial Statements and Covenants. In the event that Parent or ITSI commences any business activity or operations, other than of the kind conducted by Parent or ITSI, as the case may be, on the Funding Date or reasonably related thereto, then, immediately upon the occurrence of such event, and at all times thereafter, automatically and without further notice from or demand by the Lender, the results of operations of Parent or ITSI, as applicable, shall be excluded (a) from each of the financial statements delivered to the Lender pursuant to Section 6.1 and (b) when calculating Net Income or Book Net Worth for any period or date ending or occurring thereafter.

        Section 6.29    Affiliate Transactions. No Obligor will enter into, or be a party to, or permit any Subsidiary of such Obligor to enter into or be a party to, any transaction with any Affiliate of such Obligor or any holder of stock or other ownership interest in such Obligor except in the ordinary course of and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms which are no less favorable to such Obligor or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of, or holder of stock or other ownership interest in, such Obligor or such Subsidiary.

        Section 6.30    Application of ADS Loan Payments; Cash Collateral. Parent shall deliver or cause to be delivered directly to the Lender principal and interest payments made in respect of the ADS Loan, $500,000 of which will be held by the Lender as cash collateral to secure the Obligations (the “Cash Collateral”), in each case in accordance with the terms of this Section 6.30. Parent shall cause all payments of interest on the ADS Loan and the first $500,000 of payments of principal of the ADS Loan to be delivered directly to the Lender by wire transfer of immediately available funds. Each payment of interest received by the Lender pursuant to the preceding sentence shall be applied by the Lender to the Obligations in such order as the Lender, in its sole discretion, shall determine, unless prior to the Lender’s receipt of such interest payment, the Lender shall have received written notice from the Parent instructing the Lender to hold the amount of such interest payment as cash collateral to secure the Obligations. The aggregate amount of interest payments on the ADS Loan received by the Lender and held as cash collateral pursuant to the preceding sentence shall reduce, dollar-for-dollar, the amount of principal payments required to be delivered to the Lender pursuant to the second sentence of this Section 6.30. Concurrently with the delivery of any of the Cash Collateral to the Lender, Parent shall execute and deliver to the Lender such agreements, documents and instruments (including, without limitation, a Pledge and Security Agreement and account control agreement) as the Lender shall require in order to perfect the Lender’s security interest in such Cash Collateral.

ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES

        Section 7.1    Events of Default. Notwithstanding that the Lender may demand immediate payment of the Obligations at any time, whether or not a Default Period then exists, and without waiving or limiting in any respect the Lender’s right to so demand payment of the Obligations at any time, this Agreement sets forth a non-exclusive list of certain critical events after the occurrence of which the Lender expects that it would demand immediate payment of the Obligations and exercise its remedies. “Event of Default”, wherever used herein, means any one of the following events:

        (a)        Default in the payment of (i) the Obligations on demand or (ii) any portion of the Obligations that otherwise becomes due and payable and such default continues for five (5) days after the due date thereof;

        (b)        Default in the performance, or breach, of any covenant or agreement of the Borrower or any Guarantor contained in this Agreement or any other Loan Document;

        (c)        Any ownership interest in the Borrower or ITSI shall become subject to a Lien (other than the Lien thereon in favor of the Lender) or a Change of Control shall occur;

        (d)        [Intentionally omitted];

        (e)        Any Obligor shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any Obligor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Obligor, as the case may be; or any Obligor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any Obligor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against any of the property of any Obligor;

        (f)        A petition shall be filed by or against any Obligor under the United States Bankruptcy Code naming such Obligor as debtor and the same shall not be dismissed within thirty (30) days after such filing or such Obligor shall file an answer admitting or not contesting such petition or indicates its consent to, acquiescence in or approval of, any such petition or the relief requested is granted sooner;

        (g)        [Intentionally omitted];

        (h)        Any representation or warranty made by any Obligor (or any Officer of any Obligor) in this Agreement or any other Loan Document, or in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when deemed to be made;

        (i)        The rendering against any Obligor of an arbitration award, final judgment, decree or order for the payment of money in excess of $20,000 which is not fully covered by insurance and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without being vacated or effectively stayed;

        (j)        A default under any bond, debenture, note or other evidence of material indebtedness of any Obligor owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, or with respect to the IBM Debt or the GE Debt, in any case with respect to an amount greater than or equal to $100,000 or more and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

        (k)        Any Reportable Event, which the Lender determines in good faith would constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the applicable Obligor by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Obligor or ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Obligor or ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith would by itself, or in combination with any such failures that the Lender reasonably determines are likely to occur in the future, result in the imposition of a Lien on any Obligor’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of any Obligor to the Multiemployer Plan under Title IV of ERISA.

        (l)        An event of default shall occur under any Loan Document (other than this Agreement);

        (m)        Any Obligor shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;

        (n)        Default in the payment of any amount owed by any Obligor to the Lender other than any indebtedness arising hereunder;

        (o)        Any Guarantor shall repudiate, purport to revoke or fail to perform its obligations under a Guaranty;

        (p)        Any event or circumstance with respect to any Obligor or Guarantor shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by such Obligor or Guarantor under the Loan Documents is impaired or any event shall occur or circumstance shall arise which has a Material Adverse Effect;

        (q)        [Intentionally omitted];

        (r)        The Lender shall in good faith deem itself insecure or unsafe or shall in good faith fear a material diminution in value, or removal or waste of a material portion, of the Collateral;

        (s)        The indictment of any Obligor, or any other Person, under any criminal statute, or commencement of any criminal or civil proceeding against any Obligor, or any other Person, pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of any Obligor; or

        Section 7.2    Rights and Remedies. As provided in Section 2.13, the Lender may, at any time, refuse to make any requested Advance, demand payment of the Revolving Advances and other Obligations and/or terminate the Credit Facility, whether or not a Default Period then exists. In addition, during any Default Period, the Lender may exercise any or all of the following rights and remedies:

        (a)        the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be immediately due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which each Obligor hereby expressly waives;

        (b)        the Lender may, without notice to any Obligor and without further action, apply any and all money owing by the Lender to any Obligor to the payment of the Obligations;

        (c)        the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which each Obligor hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, each Obligor will on demand assemble the Collateral and make it available to the Lender at the Premises or, if the Collateral is not located on or at the Premises or the Lender is not able to gain access to the Premises, at a place in the State of New Jersey to be designated by the Lender which is reasonably convenient to both parties;

        (d)        the Lender may make written demand upon the Borrower and, immediately upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.5 an amount equal to the aggregate maximum amount available to be drawn under the IBM L/C, assuming compliance with all conditions for drawing thereunder;

        (e)        the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

        (f)        the Lender may exercise any other rights and remedies available to it by law or agreement.

        Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

        Section 7.3    Certain Notices. If notice to any Obligor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least five calendar days before the date of intended disposition or other action.

ARTICLE VIII
MISCELLANEOUS

        Section 8.1    No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

        Section 8.2    Amendments, Etc. No amendment, modification, or waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender and the Obligors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Obligor in any case shall entitle any Obligor to any other or further notice or demand in similar or other circumstances.

        Section 8.3    Addresses for Notices. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below:

If to any Obligor:

c/o Infotech USA, Inc. 7 Kingsbridge Road Fairfield, New Jersey 07004 Telecopier: (973) 227-8955 Attn: Mr. Robert Patterson

With a copy to:

Wolff & Samson PC One Boland Drive West Orange, New Jersey 07052 Telecopier: (973) 530-2213 Attn: Morris Bienenfeld, Esq.

If to the Lender:

Wells Fargo Business Credit, Inc. 119 West 40th Street New York, New York 10018 Telecopier: (646) 728-3279 Attn: Mr. Sal Mutone

With a copy to:

Wolf, Block, Schorr and Solis-Cohen LLP 250 Park Avenue New York, New York 10177 Telecopier: (212) 986-0604 Attn: Robert Stein, Esq.

or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) three (3) Banking Days after the date deposited in the mail if delivered by mail, (c) the Banking Day following the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by a person authorized to request an Advance under Section 2.2(a), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210. Each Obligor requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Obligors shall pay Lender the maximum amount allowed by law for responding to such requests.

        Section 8.4    Further Documents. Each Obligor will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that any Obligor executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents or the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

        Section 8.5    Costs and Expenses. The Obligors shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents and the IBM L/C and any other document or agreement related hereto or thereto, and the transactions contemplated hereby or thereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

        Section 8.6    Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Obligors shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Revolving Advances for which any Indemnitee is liable;

(ii) any claim, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12; and

(iii) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Revolving Advances and the Loan Documents or the use or intended use of the proceeds of the Revolving Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s written request, the Obligors, or counsel designated by the Obligors and reasonably satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Obligors’ sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Obligors shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Obligors’ obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Obligor’s other obligations hereunder.

        Section 8.7    Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

        Section 8.8    Execution in Counterparts; Telefacsimile Execution. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

        Section 8.9    Retention of Obligors’ Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by any Obligor or in connection with the Loan Documents for more than four months after receipt by the Lender.

        Section 8.10    Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of each Obligor and the Lender and their respective successors and assigns, except that no Obligor shall have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, each Obligor waives and will not assert against any assignee any claims, defenses or set-offs which such Obligor could assert against the Lender. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting the Lender’s right to share information regarding the Obligors and their Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange among themselves any and all information they may have in their possession regarding the Obligors and their Affiliates, and each Obligor waives any right of confidentiality it may have with respect to such exchange of such information.

        Section 8.11    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

        Section 8.12    Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        Section 8.13    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

        Section 8.14    Publicity. The Lender may, without the consent of any Obligor, make appropriate announcements of the financial arrangement entered into by and among the Obligors and the Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the Lender shall deem appropriate.

        Section 8.15    Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to conflicts of laws principles. The parties hereto hereby (i) consent to the personal jurisdiction of the State and Federal courts located in the State of New York in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or any Obligor in connection with this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in New York County, New York; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH OBLIGOR WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON SUCH OBLIGOR MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH OBLIGOR AT ITS ADDRESS APPEARING ON THE LENDER’S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:

INFOTECH USA, INC., a New Jersey corporation

By:	/s/ J. Robert Patterson
Name:	J. Robert Patterson
Title:	Secretary and Treasurer

GUARANTORS:

INFOTECH USA, INC., a Delaware corporation

By:	/s/ J. Robert Patterson
Name:	J. Robert Patterson
Title:	Chief Financial Officer, Vice President and Treasurer

INFORMATION TECHNOLOGY SERVICES, INC., a New York corporation

By:	/s/ J. Robert Patterson
Name:	J. Robert Patterson
Title:	Chief Financial Officer, Vice President and Treasurer

LENDER:

WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation

By:	/s/ Sal Mutone
Name:	Sal Mutone
Title:	Vice President